                                                                     EXHIBIT 8.1

                       [LETTERHEAD OF COOLEY GODWARD LLP]


        , 2004


Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA 94089

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of the Form S-4 Registration Statement (the "Registration Statement") pursuant to the Agreement and Plan of Merger and Reorganization dated as of March 20, 2004 (the "Reorganization Agreement"), by and among Molecular Devices Corporation, a Delaware corporation ("Parent"), Astros Acquisition Sub I, Inc., a California corporation and wholly owned subsidiary of Parent, Astros Acquisition Sub II, LLC, a California limited liability company and a wholly owned subsidiary of Parent (together with Astros Acquisition Sub I, Inc., "MERGER SUBS"), and Axon Instruments, Inc., a California corporation (the "Company"). Pursuant to the Reorganization Agreement, Sub I will merge with and into the Company ("Merger I"), following which the Company will merge with and into Sub II (together with Merger I, the "Mergers"). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Parent in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

      (A) the Reorganization Agreement;

      (B) the Registration Statement; and

      (C) such other instruments and documents related to the formation, organization and operation of Parent, Merger Subs and the Company and to the consummation of the Mergers and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

      (A) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such

Molecular Devices Corporation
Page Two


documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

      (B) All representations, warranties and statements made or agreed to by Parent, Merger Subs and the Company, their managements, employees, officers, directors and stockholders in connection with the Mergers, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) are true and accurate at all relevant times;

      (C) All covenants contained in the Reorganization Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof;

      (D) The Mergers will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any material provision thereof, and the Mergers will be effective under applicable state law;

      (E) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and

      (F) The opinion of even date herewith rendered by Latham & Watkins LLP to the Company concerning the matters addressed herein and filed as an exhibit to the Registration Statement has been delivered and has not been withdrawn.

Based upon and subject to the qualifications and limitations set forth herein and in the Registration Statement, the statements in the Registration Statement under the caption "The Mergers -- Material U.S. Federal Income Tax Consequences," insofar as they puport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

This opinion does not address the various state, local or foreign tax consequences that may result from the Mergers or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the Mergers as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Mergers or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Mergers, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

Molecular Devices Corporation
Page Three


This opinion only represents our best judgment as to the federal income tax consequences of the Mergers and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Parent and is not to be relied upon for any other purpose or by any other person without our prior written consent.

We consent to the reference to our firm under the caption "The Mergers -- Material U.S. Federal Income Tax Consequences" in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,